DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1	Entity #
Carson City, Nevada 89701-4299	C18981-1998
(775) 684 5708	Document Number:
Website: secretaryofstate.biz	20050401683-79

Certificate of Change Pursuant to NRS 78.209	Date Filed:
9/14/2005 11:45:18 AM
In the office of
Dean Heller

Dean Heller
Secretary of State

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.	Name of corporation:

WORLDBID CORPORATION

2.	The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

Six Hundred Million (600,000,000) Shares, comprised of 500,000,000 Shares of Common Stock, at $0.001 par value per share and 100,000,000 Shares of Preferred Stock, at $0.001 per value per share.

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

One Hundred Twenty Million (120,000,000) Shares, comprised of 20,000,000 Shares of Common Stock, at $0.001 par value per share and 100,000,000 Shares of Preferred Stock, at $0.001 per value per share.

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One share of common stock will be issued after the change in exchange for every twenty five (25) shares of common stock outstanding prior to the change. There were no shares of preferred stock outstanding prior to the change.

6.	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

There are no provisions for the issuance of fractional shares.

7.	Effective date of filing (optional):	9/19/05
(must not be later than 90 days after the certificate is filed)

8.	Officer Signature:	/s/ Logan B. Anderson	President
		Signature	Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.209 2003
Revised on: 10/24/03